Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/24/2017	Investors: Mike Flores, 630-623-3519
Media: Terri Hickey, 630-623-5593
McDONALD'S REPORTS THIRD QUARTER 2017 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the third quarter ended September 30, 2017.
“We are serving more customers, more often by offering great tasting food at a good value with the quick service and friendly hospitality they expect from McDonald’s,” said McDonald’s President and Chief Executive Officer Steve Easterbrook. “Our positive comparable sales and guest counts across all of our operating segments during the third quarter demonstrate broad-based momentum throughout our business that builds upon our strong first half of 2017.”
Third quarter highlights:

•	Global comparable sales increased 6.0%, reflecting positive guest counts in all segments

•	Due to the impact of the Company's strategic refranchising initiative, consolidated revenues decreased 10% (12% in constant currencies)

•	Systemwide sales increased 7% in constant currencies, due to strong comparable sales performance and restaurant expansion

•
Consolidated operating income increased 44% (42% in constant currencies), which benefited from a gain of approximately $850 million on the sale of the Company's businesses in China and Hong Kong. Excluding the impact of the gain, as well as unrelated strategic charges, consisting of current quarter and prior year restructuring and non-cash impairment charges in connection with the Company's global G&A and refranchising initiatives, consolidated operating income increased 5% (3% in constant currencies), primarily due to strong comparable sales performance across all segments

•
Diluted earnings per share of $2.32 increased 55% (53% in constant currencies). Excluding the impact of the current year gain and these unrelated strategic charges, which total $0.56 per share, diluted earnings per share was $1.76. Excluding these 2017 items as well as the $0.12 per share of prior year strategic charges, the Company's diluted earnings per share increased 9% (7% in constant currencies)

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Returned $2.9 billion to shareholders through share repurchases and dividends. In addition, the Company announced a 7% increase in its quarterly dividend to $1.01 beginning in the fourth quarter, demonstrating management's continued confidence in the Company's performance

In the U.S., third quarter comparable sales increased 4.1%, reflecting the national beverage and McPick 2 value promotions, along with the continued success of the Signature Crafted premium sandwich platform. Operating income for the quarter increased 6%, reflecting higher sales-driven franchised margin dollars and G&A savings.
Comparable sales for the International Lead segment increased 5.7% for the quarter, led by continued momentum in the U.K. and Canada, as well as positive results across all other markets. The segment’s operating income increased 21% (17% in constant currencies), fueled by sales-driven improvements in franchised margin dollars.
In the High Growth segment, third quarter comparable sales increased 6.2%, led by strong performance in China and positive results across the majority of the segment. The segment’s operating income for the quarter included a gain of approximately $850 million related to the refranchising of China and Hong Kong, partly offset by unrelated non-cash impairment charges. Excluding these items, the segment's operating income for the quarter increased 7% (3% in constant currencies), reflecting higher sales-driven margin dollars.
In the Foundational markets, third quarter comparable sales rose 10.2%, reflecting positive sales performance across all geographic regions. For the segment, operating income decreased due to the Company's refranchising initiatives and higher restaurant technology spending, partly offset by the benefit from comparison to the prior year's strategic charges.
“During the quarter, we refranchised our businesses in China and Hong Kong, reaching our target to refranchise 4,000 restaurants more than a year ahead of schedule,” said McDonald’s Chief Financial Officer, Kevin Ozan. “Completing this transaction brings us closer to the customers and communities we serve in these markets and creates a better opportunity to unlock their full growth potential. Our more heavily franchised structure will continue to drive shareholder value by providing a more stable revenue and income stream with higher returns on invested capital.”
Steve Easterbrook concluded, “Our Velocity Growth Plan is the right strategy for McDonald’s to achieve long-term, profitable growth and we are on track to succeed with our commitment and focus on execution. We’ve made progress in many areas of our business already, including optimizing our restaurant ownership mix and running better restaurants. At the same time, we also are making strides with initiatives such as delivery, mobile order and pay, as well as the Experience of the Future transformation of our restaurants that will make the experience more convenient, personalized and enjoyable for our customers.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended September 30,				Nine Months Ended September 30,
	2017	2016	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2017	2016	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,754.6	$6,424.1	(10)%	(12)%	$17,480.2	$18,593.0	(6)%	(6)%
Operating income	3,079.4	2,137.3	44	42	7,408.5	5,775.5	28	29
Net income	1,883.7	1,275.4	48	47	4,493.6	3,493.1	29	30
Earnings per share-diluted	$2.32	$1.50	55%	53%	$5.48	$4.01	37%	38%
Results for the quarter and nine months reflected stronger operating performance and G&A savings. The nine months also benefited from lower depreciation expense, primarily in China and Hong Kong, that in accordance with Held for Sale accounting rules ceased recording depreciation, and improved performance in Japan.
In addition, results for both periods benefited from the Company's sale of its businesses in China and Hong Kong, which closed on July 31, 2017. The Company recorded a pre-tax gain of approximately $850 million related to this sale. For the quarter, this gain was partially offset by $111 million of unrelated pre-tax non-cash impairment charges. Results for 2016 included pre-tax strategic charges of $128 million for the quarter and $357 million for the nine months, consisting primarily of charges related to the Company's global G&A and refranchising initiatives. Excluding the impact of these current year and prior year items, diluted earnings per share increased 9% (7% in constant currencies) for the quarter, and 15% (16% in constant currencies) for the nine months.
Foreign currency translation had a positive impact of $0.02 on diluted earnings per share for the quarter and a negative impact of $0.04 for the nine months.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and nine months ended September 30, 2017.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on October 24, 2017. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
Kevin Ozan, McDonald's Chief Financial Officer, will participate in the Morgan Stanley Global Consumer & Retail Conference at 8:00 a.m. (Eastern Time) on November 15, 2017. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s plans to release fourth quarter results before the market opens on January 30, 2018 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with approximately 37,000 locations in over 100 countries. Over 90% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on October 24, 2017. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended September 30,	2017	2016	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$3,064.3	$3,972.1	$(907.8)	(23)%
Revenues from franchised restaurants	2,690.3	2,452.0	238.3	10

TOTAL REVENUES	5,754.6	6,424.1	(669.5)	(10)

Operating costs and expenses
Company-operated restaurant expenses	2,479.8	3,239.5	(759.7)	(23)
Franchised restaurants-occupancy expenses	457.3	437.6	19.7	4
Selling, general & administrative expenses	567.0	582.9	(15.9)	(3)
Other operating (income) expense, net	(828.9)	26.8	(855.7)	n/m
Total operating costs and expenses	2,675.2	4,286.8	(1,611.6)	(38)

OPERATING INCOME	3,079.4	2,137.3	942.1	44

Interest expense	236.7	221.4	15.3	7
Nonoperating (income) expense, net	23.2	11.4	11.8	n/m

Income before provision for income taxes	2,819.5	1,904.5	915.0	48
Provision for income taxes	935.8	629.1	306.7	49

NET INCOME	$1,883.7	$1,275.4	$608.3	48%

EARNINGS PER SHARE-DILUTED	$2.32	$1.50	$0.82	55%

Weighted average shares outstanding-diluted	813.5	847.7	(34.2)	(4)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Nine Months Ended September 30,	2017	2016	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$10,045.8	$11,642.2	$(1,596.4)	(14)%
Revenues from franchised restaurants	7,434.4	6,950.8	483.6	7

TOTAL REVENUES	17,480.2	18,593.0	(1,112.8)	(6)

Operating costs and expenses
Company-operated restaurant expenses	8,199.5	9,662.9	(1,463.4)	(15)
Franchised restaurants-occupancy expenses	1,325.4	1,283.6	41.8	3
Selling, general & administrative expenses	1,613.7	1,757.0	(143.3)	(8)
Other operating (income) expense, net	(1,066.9)	114.0	(1,180.9)	n/m
Total operating costs and expenses	10,071.7	12,817.5	(2,745.8)	(21)

OPERATING INCOME	7,408.5	5,775.5	1,633.0	28

Interest expense	686.2	663.6	22.6	3
Nonoperating (income) expense, net	33.9	(19.2)	53.1	n/m

Income before provision for income taxes	6,688.4	5,131.1	1,557.3	30
Provision for income taxes	2,194.8	1,638.0	556.8	34

NET INCOME	$4,493.6	$3,493.1	$1,000.5	29%

EARNINGS PER SHARE-DILUTED	$5.48	$4.01	$1.47	37%

Weighted average shares outstanding-diluted	819.4	871.8	(52.4)	(6)%
n/m Not meaningful